UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2019

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE	1-9824	52-2080478
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Q Street

Sacramento, CA 95816

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker Symbol	Name of each exchange on which registered
Class A Common Stock, par value $.01 per share	MNI	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 8.01	Other Events

As previously disclosed in its Form 10-Q for the period ended March 31, 2019, The McClatchy Company (“McClatchy” or the “Company”) stated that The McClatchy Company Retirement Plan (“the pension plan”) had a total unfunded liability estimated to be $535 million as of March 31, 2019, with total assets of $1.31 billion and liabilities estimated to be $1.85 billion. Further, the Company disclosed that it expects to have material contributions to the pension plan in the future and that it would seek relief that is allowed under existing Employee Retirement Income Security Act ("ERISA") regulations and/or other legislative relief to mitigate the impact of these expected required contributions. The Company submitted an application for a waiver of the minimum required contributions under the pension plan in accordance with section 412 of the Internal Revenue Code for the 2019, 2020 and 2021 plan years with the Internal Revenue Service (IRS).

McClatchy is requesting the waiver of the minimum required contribution under the pension plan because contributions are expected to exceed the Company’s ability to pay them in the next 14 months. Minimum required contributions for the Company’s fiscal year 2020 are estimated to be approximately $120 million, which would be paid in installments beginning in April 2020 with the bulk of those payments due September 15, 2020 or afterwards.

The Company expects to make a required pension contribution under ERISA of approximately $3.0 million in the fourth quarter of 2019 and even if one or more of the waivers are granted by the IRS, the Company expects to have material contributions to the pension plan in the future. There can be no assurance that the IRS will grant the waivers, and the Company does not intend to provide periodic updates prior to a definitive ruling on the waivers by the IRS, which is expected to take some time. If the waivers are not granted, it would have a material adverse effect on the Company's liquidity.

Forward-Looking Information

This current report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding future financial and operating results, uses of cash and our pension plan obligations. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt; we may not be successful in reducing debt whether through open market repurchase programs or other negotiated transactions; sales of real estate properties may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the Company-owned real property that McClatchy has contributed to its pension plan; potential increases in contributions to McClatchy's qualified defined benefit pension plan in the next several years; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks listed in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 30, 2018. Except as required by law, McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

July 19, 2019	The McClatchy Company

/s/R. Elaine Lintecum
By: R. Elaine Lintecum Chief Financial Officer